Exhibit 99.1

BKV Corporation Reports Second Quarter 2025 Financial and Operational Results, Updated 2025 Guidance, Strategic Barnett Shale Acquisition, and Carbon Sequestered Gas Deal

DENVER, Colorado – August 12, 2025 – BKV Corporation (“BKV” or the “Company”) (NYSE: BKV), today reported financial and operational results for the second quarter of 2025 and updated guidance for the third quarter and full year of 2025. In addition, we are announcing a pending strategic transaction in the Barnett Shale with Bedrock, as well as a Carbon Sequestered Gas deal with Gunvor, a leading commodities trader.

Second Quarter 2025 Highlights
•Net income attributable to BKV of $104.6 million or $1.23 per diluted share
•Adjusted Net Income of $32.8 million or $0.39 per diluted share
•Combined Adjusted EBITDAX attributable to BKV of $88.2 million (includes implied proportionate share of Power JV Adjusted EBITDA of $17.7 million)
•Net cash provided by operating activities of $76.2 million
•Net cash provided by operating activities before working capital of $64.4 million
•Accrued capital expenditures of $78.8 million
•Adjusted Free Cash Flow attributable to BKV of $2.1 million
•Barnett Zero quarterly sequestration of approximately 30,400 metric tons of CO2 equivalent
•Total generation from the Power JV’s Temple Plants of 1,913 GWh
•Average net production of 811.0 MMcfe/d
•Net leverage ratio of 0.63x
•Previously announced entry into joint venture agreement with C Squared Solutions, Inc., a subsidiary of Copenhagen Infrastructure Partners (“CIP”), to develop carbon capture, utilization, and sequestration (“CCUS”) projects
FY 2025 Updated Guidance Highlights
•Net production of 790-810 MMcfe/d, reflecting a 4% increase at the mid-point
•Capital expenditures of $290-$350 million, reflecting a 9% decrease at the mid-point
Strategic Barnett Shale Acquisition Highlights
•On August 7, 2025, BKV Upstream Midstream, LLC and the Company entered into a definitive purchase agreement to acquire all of the issued and outstanding equity interests of Bedrock Production, LLC, resulting in the acquisition of Bedrock Energy Partners’ Barnett Shale assets in a transaction valued at approximately $370 million, subject to adjustments and customary closing conditions (the “Bedrock acquisition”).
•The Bedrock acquisition estimated to include approximately 97,000 net acres directly offsetting BKV’s existing acreage, midstream assets, and ~108 MMcfe/d of production1 (approximately 63% natural gas)
•Expected to add:
◦1,121 producing locations with low 1- and 5-year base decline rates of approximately 7%
◦Nearly 1 Tcfe of 1P reserves (>70% PDP) using NYMEX strip pricing
◦~50 new drill locations with an equivalent 10,000 foot lateral length at accretive natural gas price break-evens compared to our existing inventory, in addition to ~80 low-cost refrac locations
•Direct offset acreage enables longer laterals, increasing legacy Tier 1 locations
•Potential to reduce new asset lease operating expense (LOE) via operational leverage with further cost optimization from scale and shared infrastructure
•Purchase price, to be funded upon closing, consists of a combination of cash and a number of shares of BKV common stock valued at up to $110.0 million, or approximately 5.2 million shares (subject to adjustment); cash to be funded from a combination of cash on hand and borrowings under existing RBL capacity
•Combined net leverage expected to be at lower end of our 1.0x-1.5x targeted range after giving effect to the Bedrock acquisition
•Barclays is serving as financial advisor to BKV
Carbon Sequestered Gas Deal Highlights
•Seminal deal for Carbon Sequestered Gas (“CSG”) with Gunvor, a leading commodities trader
•Deal provides a commitment for Gunvor to purchase, market, and sell CSG, subject to certain conditions - a differentiated, premium commodity market product supported by BKV’s growing CCUS business
•Covers up to 10,000 MMbtu/d
_______________________________________________
1 Estimated average daily production for the Bedrock assets during the three months ended June 30, 2025.
“The second quarter marked another period of advancing our differentiated closed loop strategy, while also performing exceptionally well in each of our base businesses,” said Chris Kalnin, Chief Executive Officer of BKV. “Performance in our upstream business was a significant highlight, where we delivered production well ahead of our plan while keeping our total capital spend at the lower end of our guided range. Improvements in drilling efficiencies helped drive costs lower on a per foot basis, while continuous improvement initiatives in our drilling and completions designs have also led to outperformance versus our sanctioned type curves.”
“After the close of the second quarter, we also successfully expanded our upstream portfolio with the proposed acquisition of Bedrock Energy Partners’ Barnett Shale assets. The acquisition increases our low-declining PDP production base by over 100 MMcfe/d, enhances and extends our inventory in the Barnett Shale by adding nearly 1 Tcfe of proved reserves using NYMEX strip pricing, and aligns well with our strategic position in the Fort Worth Basin. Based on the proposed acquisition price, the deal is expected to be accretive to BKV on a cash flow per share basis in 2026 and is manageable with our existing balance sheet, keeping combined net leverage at the lower end of our 1.0x-1.5x targeted range. The Bedrock acquisition is expected to close by early in the fourth quarter of 2025, subject to customary closing conditions.”
“We are also excited to announce the signing of a seminal deal for Carbon Sequestered Gas with Gunvor, a leading commodities trader. Enabled by BKV’s growing CCUS business, CSG allows end users to utilize around the clock carbon neutral energy that commands a premium in the marketplace.”
Financial Results
Second Quarter 2025
For the three months ended June 30, 2025, total revenues and other operating income for BKV was $322.0 million (including realized hedging gains of $9.3 million) and earnings from BKV-BPP Power, LLC (the “Power JV”) were $9.1 million. Net income attributable to BKV for the period was $104.6 million, or $1.23 per diluted share (including unrealized hedging gains of $102.9 million). For the three months ended June 30, 2025, Adjusted Net Income was $32.8 million, Adjusted EBITDAX was $70.8 million, Combined Adjusted EBITDAX attributable to BKV was $88.2 million, and Adjusted Free Cash Flow attributable to BKV was $2.1 million.
Average realized natural gas price for the second quarter of 2025 was $2.67/MMBtu, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized natural gas price was $2.83/MMBtu. Average realized NGL price for the second quarter of 2025 was $16.42/Bbl, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized NGL price was $16.41/Bbl. On an equivalent basis, average realized price for the second quarter of 2025 was $2.71/Mcfe, excluding the impact of derivatives. Including the impact of cash settled hedges, average equivalent realized price was $2.83/Mcfe.
Year-to-Date 2025
For the six months ended June 30, 2025, total revenues and other operating income for BKV were $400.9 million (including realized hedging losses of $8.9 million), and losses from the Power JV were $0.5 million. Net income attributable to BKV for the period was $25.9 million, or $0.30 per diluted share (including unrealized hedging losses of $31.1 million). For the six months ended June 30, 2025, Adjusted Net Income was $60.4 million, Adjusted

EBITDAX was $161.7 million, Combined Adjusted EBITDAX attributable to BKV was $188.9 million, and Adjusted Free Cash Flow attributable to BKV was $8.2 million.
Average realized natural gas price for the six months ended June 30, 2025 was $2.88/MMBtu, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized natural gas price was $2.84/MMBtu. Average realized NGL price for the six months ended June 30, 2025 was $17.70/Bbl, excluding the impact of derivatives. Including the impact of cash settled hedges, average realized NGL price was $16.64/Bbl. On an equivalent basis, average realized price for the six months ended June 30, 2025 was $2.92/Mcfe, excluding the impact of derivatives. Including the impact of cash settled hedges, average equivalent realized price was $2.86/Mcfe.

	Three Months Ended June 30,		Six Months Ended June 30,
($ Millions, except EPS and Adjusted Free Cash Flow Margin)(1)	2025	2024	2025	2024
Net income (loss) attributable to BKV	$104.6	$(59.7)	$25.9	$(98.3)
Adjusted Net Income (Loss), non-GAAP	$32.8	$(22.8)	$60.4	$(39.3)
Adjusted EBITDAX, non-GAAP	$70.8	$61.7	$161.7	$108.8
Combined Adjusted EBITDAX attributable to BKV, non-GAAP	$88.2	$74.8	$188.9	$132.2
Net income (loss) per common share attributable to BKV, diluted	$1.23	$(0.90)	$0.30	$(1.48)
Adjusted EPS, non-GAAP	$0.39	$(0.34)	$0.71	$(0.59)
Adjusted Free Cash Flow attributable to BKV, non-GAAP	$2.1	$19.3	$8.2	$66.6
Adjusted Free Cash Flow Margin attributable to BKV, non-GAAP	1.0%	13.4%	1.9%	22.2%
Net income (loss)	$104.7	$(59.7)	$26.1	$(98.3)
Net cash provided by operating activities	$76.2	$(9.5)	$98.8	$9.8
Adjusted Free Cash Flow, non-GAAP	$(1.9)	$19.3	$4.2	$66.6
Adjusted Free Cash Flow Margin, non-GAAP	(0.9)%	13.4%	0.9%	22.2%
Earnings (losses) from the Power JV	$9.1	$(15.3)	$(0.5)	$(23.0)
Capital expenditures (accrued)
Development (2)	$62.6	$11.6	$110.4	$24.7
CCUS and other	$16.2	$3.3	$26.4	$8.2
Total capital expenditures (accrued)	$78.8	$14.9	$136.8	$32.9
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(1) Adjusted Net Income (Loss), Adjusted EBITDAX, Combined Adjusted EBITDAX attributable to BKV, Adjusted EPS, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow attributable to BKV, and Adjusted Free Cash Flow Margin attributable to BKV are each non-GAAP financial measures. For a definition of each of these non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their most directly comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.
(2) Excludes asset retirement obligation expenditures of $0.5 million and $0.6 million for the three and six months ended June 30, 2025, respectively.

BKV-BPP Power’s Income Statement (1)	Three Months Ended June 30,		Six Months Ended June 30,
($ Millions)	2025	2024	2025	2024
Total revenues, net	$136.7	$86.8	$234.4	$171.8
Depreciation and amortization	9.6	9.1	19.2	19.0
Operating expenses	94.6	90.3	188.7	163.6
Income (loss) from operations	32.5	(12.6)	26.5	(10.8)
Interest expense	(15.9)	(18.7)	(32.0)	(36.9)
Other income	1.5	0.8	4.5	1.8
Net income (loss)	$18.1	$(30.5)	$(1.0)	$(45.9)
Power JV Adjusted EBITDA	$35.5	$26.3	$55.1	$46.8
_____________________________________________________
(1) This table reflects the financial information of the Power JV. Amounts are obtained from and based on the Power JV’s unaudited financial statements for the three and six months ended June 30, 2025 and 2024, as applicable. BKV owns a 50% interest in the Power JV.

“Our second quarter results maintained our strong first quarter momentum with continued execution across the organization,” said David Tameron, BKV’s Chief Financial Officer. “We had another quarter of strong financial discipline, with Adjusted Free Cash Flow from our upstream business fully funding our growth initiatives in CCUS and Power. While natural gas prices remain volatile, our low base decline, structured hedging strategy, and continued improvements in capital efficiency position us to maintain a steady investment program that we believe will enable us to take advantage of the currently strong macroeconomic backdrop for natural gas, power, and CCUS. The core of our value proposition to our investors remains the same – deliver a differentiated platform to take advantage of the asymmetric upside of our assets.”
Operational Results - Second Quarter 2025 and Year-to-Date 2025
Power JV
For the second quarter 2025, the Temple I and II power plants (the “Temple Plants”) reported a capacity factor of 64.0% and 54.8%, respectively, with total power generation of 1,913 GWh. Average power pricing was $46.34/MWh and the average natural gas cost was $2.98/MMBtu, resulting in an average spark spread of $25.15/MWh.
In the second quarter of 2025, spark spreads improved compared to the first quarter of 2025, driven largely by typical seasonal dynamics in ERCOT. In addition to improved pricing dynamics, the Temple Plants operated at a higher capacity factor quarter-over-quarter, with limited unplanned downtime as they continued to serve strong regional load.
BKV’s implied proportionate share of Power JV net earnings for the three months ended June 30, 2025 was $9.1 million, compared to a loss of $15.3 million for the three months ended June 30, 2024, and for the six months ended June 30, 2025, a loss of $0.5 million compared to a loss of $23.0 million for the six months ended June 30, 2024.
BKV’s implied proportionate share of Power JV Adjusted EBITDA was $17.7 million for the three months ended June 30, 2025 compared to $13.1 million for the three months ended June 30, 2024, and $27.5 million for the six months ended June 30, 2025 compared to $23.4 million for the six months ended June 30, 2024. Power JV Adjusted EBITDA exceeded the high end of the guidance range for the quarter, primarily driven by advantaged weather and pricing late in the quarter.
Given the strong outlook for load growth in the ERCOT market, BKV continues to see significant growth potential in its Power JV. The Company remains engaged with a number of potential counterparties in its efforts to improve both capacity factors and realized spark spreads for its Temple Plants and is optimistic about long-term demand trends in the ERCOT market, supported by the accelerating adoption of AI technologies and the ongoing expansion of the data center sector.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Temple I capacity factor	64.0%	67.8%	54.7%	57.5%
Temple II capacity factor	54.8%	62.4%	54.5%	58.7%
Total power generation (GWh)	1,913	2,107	3,500	3,764
Average power price (MWh)	$46.34	$36.45	$50.05	$39.58
Average natural gas cost	$2.98	$1.98	$3.46	$2.29
Average spark spread	$25.15	$22.38	$25.50	$23.29
Carbon Capture Utilization and Sequestration (“CCUS”)
During the quarter, BKV entered into the previously disclosed strategic joint venture (the “CCUS JV”) between its wholly-owned subsidiary, BKV dCarbon Ventures, C Squared Solutions, Inc., a subsidiary of the CI Energy Transition Fund (“CIP Energy Transition Fund”) managed by CIP, and for the limited purposes in the Limited Liability Company Agreement of BKV dCarbon Project, LLC (the “CCUS JV Agreement”), BKV, to develop CCUS projects. The CCUS JV received its initial contributions from BKV and CIP in accordance with the CCUS JV Agreement in the three months ended June 30, 2025. Per the CCUS JV Agreement, BKV contributed to the CCUS JV its ownership of the Barnett Zero and Eagle Ford projects, and has committed to future contributions of certain CCUS projects, related assets, and/or cash in exchange for a 51% interest in the CCUS JV, and CIP Energy Transition Fund has committed up to $500 million for use by the CCUS JV in constructing and operating new

CCUS projects across the United States in exchange for no more than a 49% interest in the CCUS JV. This commitment may be increased to $1 billion upon mutual agreement of the parties. Subject to certain exceptions, BKV intends to develop its CCUS projects exclusively through the CCUS JV.
Barnett Zero Project sequestered approximately 30,400 and 69,300 metric tons of CO2 equivalent during the three and six months ended June 30, 2025, respectively. The Barnett Zero Project has sequestered approximately 242,500 metric tons of CO2 equivalent since project start up in November 2023 through June 30, 2025.
Regarding ongoing permitting processes, BKV has now submitted seven Class VI injection well permit applications in relation to advancing and maturing its existing project pipeline. The Company has also now received approval from the EPA for the measurement, reporting, and verification (MRV) plans on both the Cotton Cove and Eagle Ford projects, which are key milestones in moving these projects toward their targeted in-service dates.
On July 21, 2025, BKV announced the execution of an agreement with a leading diversified midstream energy company to develop a new carbon capture and sequestration project at a currently operating natural gas processing plant in East Texas. Under the terms of the agreement, BKV forecasts that approximately 70,000 metric tons per year of CO2 equivalent could be captured at the plant. The agreement expands on a previously announced agreement between the companies to develop a separate CCUS project at a location in South Texas.
The Eagle Ford project remains on track for first injection in the first quarter of 2026, subject to receipt of all required permits. The project is forecast to achieve an average sequestration rate of approximately 90,000 metric tons per year of CO2 equivalent.
BKV’s Cotton Cove project remains on track for first injection in the first half of 2026, subject to the receipt of all required permits. The project is forecast to achieve an average sequestration rate of approximately 32,000 metric tons per year of CO2 equivalent.
Upstream & Midstream
Total hydrocarbon production for the three months ended June 30, 2025 was 811.0 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. This compares to total production for the three months ended June 30, 2024 of 794.2 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. Total hydrocarbon production for the six months ended June 30, 2025 was 786.2 MMcfe/d, which consisted of 79% natural gas and 21% NGLs. This compares to total production for the six months ended June 30, 2024 of 807.6 MMcfe/d, which consisted of 80% natural gas and 20% NGLs. Second quarter production exceeded the previously guided range of 775-805 MMcfe/d for the quarter due to several factors, including better than forecasted well performance on new development, effective base decline management, and accelerated pace of new development.
The increase in production volumes for the second quarter compared to the same period in 2024 follows the increase in BKV’s development program on a year-on-year basis, which more than offset base production declines during that period. Notably, the increase also includes the net impacts of the sale of the Company’s non-operated upstream assets in the Marcellus Shale in Northeastern Pennsylvania late in the second quarter of 2024. The three and six months ended June 30, 2024 results included volumes of approximately 26 MMcfe/d and 28 MMcfe/d, respectively, that were sold in the transaction.
A major highlight for BKV’s Upstream & Midstream unit is the announcement of the entry into a definitive agreement to acquire all of the issued and outstanding equity interests of Bedrock Production, LLC, resulting in the acquisition of Bedrock Production, LLC and Bedrock Energy Partners’ Barnett Shale assets for $370.0 million, subject to customary purchase price adjustments. Through the proposed transaction, BKV will acquire approximately 97,000 net acres, ~108 MMcfe/d of production as of second quarter 2025 (approximately 63% natural gas), 1,121 producing locations, nearly 1 Tcfe of 1P reserves (>70% PDP) using NYMEX strip pricing, and ~50 new drill locations at an equivalent 10,000 foot lateral length with accretive natural gas price break-evens compared to the Company’s existing inventory, in addition to ~80 refrac locations.

This acquisition is a strategic fit for BKV as it extends the Company’s lead as the largest producer in the Barnett, while also improving and extending its existing inventory of both proved and unproved resources. The assets maintain BKV’s low base decline with 1- and 5-year base decline rates of approximately 7%, while the direct offset nature of the acreage also enables longer laterals, increasing legacy Tier 1 locations. In addition, BKV sees substantial optimization opportunities on the new assets, including the ability to reduce its lease operating expenses through operational leverage as well as further cost optimization from scale and shared infrastructure.

The purchase price is expected to be funded, upon closing, with up to $110.0 million of BKV common stock (subject to adjustment), and subject to a 60-day lock-up provision, and BKV’s existing reserve-based lending agreement (“RBL”) capacity. On a combined basis and taking into account the expected borrowings associated with the cash portion of the acquisition, the Company expects its updated net leverage ratio to be at the lower end of BKV’s 1.0-1.5x targeted range. The Bedrock acquisition is expected to close late in the third quarter or early in the fourth quarter of 2025, subject to customary closing conditions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Production
Net production per day (MMcfe/d)	811.0	794.2	786.2	807.6
Natural gas (MMcf)	58,328	57,113	112,451	116,756
NGL (MBbls)	2,535	2,502	4,877	4,987
Oil (MBbls)	44	24	97	52
Total (MMcfe)	73,802	72,269	142,295	146,990
Natural Gas ($/Mcf)
Average NYMEX Henry Hub price	$3.44	$1.94	$3.55	$2.07
Differential	$(0.77)	$(0.49)	$(0.67)	$(0.54)
Average realized prices, excluding derivatives	$2.67	$1.45	$2.88	$1.53
Average realized prices, including derivatives (1)	$2.83	$1.98	$2.84	$1.99
NGLs ($/Bbl)
Average realized prices, excluding derivatives	$16.42	$16.47	$17.70	$16.97
Average realized prices, including derivatives (1)	$16.41	$16.93	$16.64	$17.21
Oil ($/Bbl)
Average realized prices	$57.66	$74.92	$61.82	$71.81
Average Operating Cash Costs per Mcfe
Lease operating and workover	$0.46	$0.48	$0.49	$0.46
Taxes other than income	$0.18	$0.14	$0.17	$0.14
Gathering and transportation costs	$0.85	$0.74	$0.84	$0.77
Total	$1.49	$1.36	$1.50	$1.37
(1) The impact of derivative prices excludes $13.3 million of gains on derivative contract terminations for the six months ended June 30, 2024.
Capital Expenditures
Accrued capital expenditures in the second quarter of 2025 were $78.8 million, which included $62.6 million for development capital and $16.2 million for CCUS and other expenditures. Accrued capital expenditures for the same period in 2024 were $14.9 million, which included $11.6 million for development capital and $3.3 million for CCUS and other expenditures.
Year-to-date accrued capital expenditures for 2025 were $136.8 million, which included $110.4 million for development capital and $26.4 million for CCUS and other expenditures. Accrued capital expenditures for the same period in 2024 were $32.9 million, which included $24.7 million for development capital and $8.2 million for CCUS and other expenditures.
Liquidity
As of June 30, 2025, BKV had cash and cash equivalents of $21.4 million.

Total debt as of June 30, 2025 was $200.0 million, which was made up solely of the amount outstanding under the Company’s RBL. Net debt as of June 30, 2025 was $178.6 million, and net leverage ratio was 0.63x. BKV’s long-term net leverage target is to manage between 1.0x to 1.5x.

As of June 30, 2025, total liquidity for BKV was $472.3 million, which consists of $21.4 million in cash and cash equivalents and $450.9 million available under the Company’s RBL. RBL availability as of June 30, 2025, is based on the elected commitment amount of $665.0 million, less $200.0 million of draws, and $14.1 million of letters of credit. On May 6, 2025, BKV Upstream Midstream amended the RBL to increase the borrowing base by $100.0 million and the elected commitment amount by $65.0 million. As of August 12, 2025, $282.0 million of revolving borrowings and $14.1 million of letters of credit were outstanding under the RBL, leaving $368.9 million of available capacity thereunder for future borrowings and letters of credit.
2025 Guidance

Accrued Capital Expenditures and Net Production ($ Millions)	Q3 2025	FY 2025
Development	$50 - $70	$205 - $235
CCUS and other	$15 - $35	$85 - $115
Total capital expenditures	$65 - $105	$290 - $350

Net production (MMcfe/d)	805 - 835	790 - 810

Per Unit Operating Costs ($/Mcfe)
Lease operating and workover	$0.46 - $0.50	$0.48 - $0.52
Gathering and transportation	$0.83 - $0.87	$0.82 - $0.86
General and administrative (excl. stock comp)	$0.34 - $0.37	$0.32 - $0.35
General and administrative (stock comp)	$0.05 - $0.06	$0.06 - $0.07

Natural Gas Price ($/Mcfe)
Average differential	$(0.60) - $(0.70)	$(0.50) - $(0.65)

Power ($ Millions)
Power JV Adjusted EBITDA	$55 - $75	$130 - $170

Second Quarter 2025 Earnings Conference Call
The Company plans to host a conference call to discuss results today, August 12, 2025 at 10 AM ET. To access the conference call, participants may dial (877) 407-0779 (US) or (201) 389-0914 (international). Participants can also listen to a live webcast of the call by going to the Investors section on the BKV website at www.ir.bkv.com. A replay will be available shortly after the live conference call and can be accessed on the Company’s website or by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13754207. The replay will be available for 60 days after the call.

About BKV Corporation
Headquartered in Denver, Colorado, BKV Corporation is a forward-thinking, growth-driven energy company focused on creating value for its stockholders. BKV's core business is to produce natural gas from its owned and operated upstream assets. BKV’s overall business is organized into four business lines: natural gas production; natural gas gathering, processing and transportation; power generation; and carbon capture, utilization and sequestration. BKV (and its predecessor entity) was founded in 2015, and BKV and its employees are committed to building a different kind of energy company. BKV is one of the top 20 gas-weighted natural gas producers in the United States and the largest natural gas producer by gross operated volume in the Barnett Shale. BKV Corporation is the parent company for the BKV family of companies. For more information, visit the BKV website at www.bkv.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. Forward-looking statements, which are not historical facts, include statements regarding BKV’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, and often contain words such as “expect,” “project,” “estimate,” “believe,” “anticipate,” “intend,” “budget,” “plan,” “seek,” “aspire,” “envision,” “forecast,” “target,” “predict,” “may,” “should,” “would,” “could,” “will,” and similar expressions. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. Such forward-looking statements include, but are not limited to, statements about the consummation and timing of the Bedrock acquisition, the anticipated benefits, opportunities and results with respect to the acquisition, including any expected value creation, reserves additions, midstream opportunities and other anticipated impacts from the Bedrock acquisition, as well as other aspects of the transaction, guidance, projected or forecasted financial and operating results, future liquidity, leverage, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. All forward-looking statements, expressed or implied, in this press release are based only on information currently available to BKV and speak only as of the date on which they are made. BKV undertakes no obligation to release publicly any update to any of these forward-looking statements except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or present expectations, including but not limited to assumptions, risks and uncertainties regarding the ability of the parties to consummate the Bedrock acquisition in the anticipated timeframe or at all; risks related to the satisfaction or waiver of the conditions to closing the Bedrock acquisition in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approvals for the Bedrock acquisition; disruption from the Company’s acquisitions, including the Bedrock acquisition, making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions, including the Bedrock acquisition; the risk of litigation and/or regulatory actions related to the Company’s acquisitions, including the Bedrock acquisition, as well as our ability to successfully fund, pursue and develop our CCUS business; expected increase in demand for power and our ability to serve that demand from our power business, our ability to develop, market and sell our carbon sequestered gas product; and management's outlook guidance or forecasts of future events, including projected capital expenditures, production volumes, operating costs, pricing differentials, and Power JV Adjusted EBITDA. For further discussions of risks and uncertainties applicable to forward-looking statements, you should refer to BKV’s filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of BKV’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Investor Contacts:
Michael Hall
BKV Corporation
Vice President, Investor Relations
InvestorRelations@bkvcorp.com

Caldwell Bailey
ICR, Inc.
BKVIR@ircinc.com

BKV Corporation
Condensed Consolidated Balance Sheets
($ thousands)
(Unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$21,426	$14,868
Accounts receivable, net	47,948	54,435
Accounts receivable, related parties	11,611	11,414
Prepaid expenses	4,435	7,638
Inventory	6,960	6,255
Commodity derivative assets, current	556	—
Asset held for sale	5,500	—
Total current assets	98,436	94,610
Natural gas properties
Developed properties	2,430,788	2,315,167
Undeveloped properties	10,739	10,757
Midstream assets	276,811	276,644
Accumulated depreciation, depletion, and amortization	(780,001)	(714,287)
Total natural gas properties, net	1,938,337	1,888,281
Other property and equipment, net	104,253	97,300
Goodwill	18,417	18,417
Investment in the Power JV	114,676	115,173
Commodity derivative assets	6,622	—
Other noncurrent assets	23,686	17,307
Total assets	$2,304,427	$2,231,088

Liabilities, mezzanine equity, and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$123,802	$121,366
Contingent consideration payable	—	20,000
Income taxes payable to related party	2,265	1,438
Commodity derivative liabilities, current	44,011	20,277
Other current liabilities	4,653	3,124
Total current liabilities	174,731	166,205
Asset retirement obligations	204,331	198,795
Commodity derivative liabilities	45,645	47,357
Deferred tax liability, net	86,565	88,688
Long-term debt, net	200,000	165,000
Other noncurrent liabilities	5,097	5,469
Total liabilities	716,369	671,514
Commitments and contingencies
Mezzanine equity
Noncontrolling interest	(2,073)	—
Stockholders' equity
Common stock, $0.01 par value; 500,000 authorized shares; 84,711 and 84,600 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	1,513	1,512
Treasury stock, shares at cost; 214 shares and 214 shares as of June 30, 2025 and December 31, 2024, respectively	(6,663)	(6,663)
Additional paid-in capital	1,452,602	1,447,671
Retained earnings	142,679	117,054
Total stockholders' equity	1,590,131	1,559,574
Total liabilities, mezzanine equity, and stockholders' equity	$2,304,427	$2,231,088

BKV Corporation
Condensed Consolidated Statements of Operations
($ thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues and other operating income
Natural gas, NGL, and oil sales	$199,729	$125,854	$415,855	$267,541
Midstream revenues	2,739	3,378	5,510	7,506
Derivative gains (losses), net	112,208	(7,486)	(39,983)	(11,165)
Marketing revenues	1,372	2,046	7,857	6,967
Gain on sale of business	—	5,968	—	5,968
Section 45Q tax credits	2,574	3,644	5,881	5,973
Related party revenues	425	1,101	851	2,203
Other	2,997	1,693	4,893	3,119
Total revenues and other operating income	322,044	136,198	400,864	288,112
Operating expenses
Lease operating and workover	34,176	34,172	69,231	68,640
Taxes other than income	13,404	9,850	23,626	21,215
Gathering and transportation	63,026	53,714	118,819	113,105
Depreciation, depletion, amortization, and accretion	38,044	59,313	78,014	111,479
General and administrative	30,516	19,296	55,773	39,941
Other	14,480	3,034	20,706	11,276
Total operating expenses	193,646	179,379	366,169	365,656
Income (loss) from operations	128,398	(43,181)	34,695	(77,544)
Other income (expense)
Gains (losses) on contingent consideration liabilities	—	(524)	—	6,070
Earnings (losses) from the Power JV	9,088	(15,253)	(497)	(22,960)
Loss on early extinguishment of debt	—	(13,877)	—	(13,877)
Interest expense	(5,458)	(15,163)	(10,510)	(31,246)
Interest expense, related party	—	(1,879)	—	(3,852)
Interest income	162	1,771	311	3,404
Other income	440	15	776	350
Income (loss) before income taxes	132,630	(88,091)	24,775	(139,655)
Income tax benefit (expense)	(27,895)	28,394	1,294	41,373
Net income (loss)	104,735	(59,697)	26,069	(98,282)
Less: net income (loss) attributable to noncontrolling interest	163	—	163	—
Net income (loss) attributable to BKV	$104,572	$(59,697)	$25,906	$(98,282)

Net income (loss) per common share attributable to BKV:
Basic	$1.23	$(0.90)	$0.30	$(1.48)
Diluted	$1.23	$(0.90)	$0.30	$(1.48)

Weighted average number of common shares outstanding:
Basic	84,710	66,349	84,708	66,318
Diluted	84,834	66,349	84,789	66,318

BKV Corporation
Condensed Consolidated Statements of Cash Flows
($ thousands)
(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$26,069	$(98,282)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization, and accretion	78,201	111,650
Equity-based compensation expense	6,136	2,145
Deferred income tax benefit	(2,123)	(41,800)
Unrealized losses on derivatives, net	31,050	79,100
Gains on contingent consideration liabilities	—	(6,070)
Settlement of contingent consideration	(20,000)	(20,000)
Proceeds from the sale of call options	—	23,502
Payments for the purchase of put options	(16,206)	—
Gain on sale of business	—	(5,968)
Gains on sales of assets	(1,208)	(816)
Transaction costs from sale of business	—	(3,461)
Impairment of asset held for sale	2,446	—
Losses from the Power JV	497	22,960
Loss on early extinguishment of debt	—	13,877
Other, net	2,986	1,341
Changes in operating assets and liabilities:
Accounts receivable, net	6,487	(11,756)
Accounts receivable, related party	(197)	(7,231)
Accounts payable and accrued liabilities	(17,539)	(48,891)
Other changes in operating assets and liabilities	2,184	(518)
Net cash provided by operating activities	98,783	9,782
Cash flows from investing activities:
Capital expenditures	(123,669)	(31,608)
Deposit on fixed asset purchase	(7,500)	—
Proceeds from sale of business	—	131,708
Proceeds from sales of assets	1,258	1,556
Other investing activities, net	257	(23)
Net cash provided by (used in) investing activities	(129,654)	101,633
Cash flows from financing activities:
Payments on notes payable to related party	—	(25,000)
Proceeds under RBL Credit Agreement	355,000	425,000
Payments on RBL Credit Agreement	(320,000)	(65,000)
Payment on term loan agreement	—	(456,000)
Payment of debt issuance costs	(720)	(8,054)
Proceeds from draws on credit facilities	—	44,000
Payments on credit facilities	—	(171,000)
Payments of deferred offering costs	—	(1,020)
Debt extinguishment costs	—	(10,213)
Net share settlements, equity-based compensation	(1,204)	—
Cash contributions from noncontrolling interest	4,353	—
Net cash provided by (used in) financing activities	37,429	(267,287)
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,558	(155,872)
Cash, cash equivalents, and restricted cash, beginning of period	14,868	165,069
Cash and cash equivalents end of period	$21,426	$9,197

Volume of Derivative Activities

As of June 30, 2025, the Company’s derivative activities based on volume and contract prices, categorized by primary underlying risk and related commodity, by year, were as follows:

The following table represents natural gas commodity derivatives indexed to NYMEX Henry Hub pricing:

Instrument	MMBtu	Weighted Average Price (USD)	Weighted Average Price Floor	Weighted Average Price Ceiling	Fair Value as of June 30, 2025 ($ thousands)
2025
Swap	48,960,000	$3.41			$(19,183)
Collars	6,120,000		$3.71	$4.11	$294
2026
Swap	71,575,000	$3.71			$(36,849)
Collars	28,300,000		$3.70	$4.22	$(7,319)
Call options	36,500,000			$5.00	$(15,598)
Put options	36,500,000		$3.00		$5,815
2027
Swap	36,500,000	$3.96			$(306)
Collars	36,500,000		$3.57	$3.98	$(6,025)
Call options	36,500,000			$5.00	$(15,686)
Put options	36,500,000		$3.00		$10,135
The following table represents natural gas basis derivatives based on the applicable basis reference price listed below:

Instrument	Basis Reference Price	MMBtu	Weighted Average Basis Differential	Fair Value as of June 30, 2025 ($ thousands)
2025
Swap	Transco Leidy Basis	6,440,000	$(0.86)	$1,892
Swap	HSC Basis	14,720,000	$(0.45)	$(330)
Swap	Transco St 85 (Z4) Basis	11,960,000	$0.45	$(72)

The following table represents natural gas liquids commodity derivatives for contracts, by contract type, expiring through December 31, 2027 based on the applicable index listed below:

Instrument	Commodity Reference Price	Gallons	Weighted Average Price (USD)	Fair Value as of June 30, 2025 ($ thousands)
2025
Swap	OPIS Purity Ethane Mont Belvieu	54,096,000	$0.25	$651
Swap	OPIS IsoButane Mont Belvieu Non-TET	3,864,000	$0.87	$(224)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	4,830,000	$0.83	$(185)
Swap	OPIS Propane Mont Belvieu Non-TET	21,252,000	$0.73	$(239)
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	7,728,000	$1.41	$1,113
2026
Swap	OPIS Purity Ethane Mont Belvieu	94,762,500	$0.25	$(2,141)
Swap	OPIS IsoButane Mont Belvieu Non-TET	6,221,250	$0.86	$(44)
Swap	OPIS Normal Butane Mont Belvieu Non-TET	10,053,750	$0.82	$17
Swap	OPIS Propane Mont Belvieu Non-TET	37,327,500	$0.70	$(564)
Swap	OPIS Natural Gasoline Mont Belvieu Non-TET	16,275,000	$1.40	$2,455
2027
Swap	OPIS Purity Ethane Mont Belvieu	45,990,000	$0.28	$(85)

Supplemental Non-GAAP Financial Measures
This release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to BKV, diluted EPS, net income (loss), net cash provided by operating activities, or any other measure calculated in accordance with GAAP.
As a result of C Squared Solutions, Inc.’s noncontrolling equity interest in the CCUS JV that commenced on May 8, 2025, the Company has adjusted its non-GAAP measures of Combined Adjusted EBITDAX, Adjusted Free Cash Flow, and Adjusted Free Cash Flow Margin. Beginning in the second quarter of 2025, such non-GAAP measures will be adjusted to exclude the proportionate share of Adjusted EBITDAX and Adjusted Free Cash Flow attributable to the noncontrolling interested held by C Squared Solutions, Inc., and will be referred to as Combined Adjusted EBITDAX attributable to BKV, Adjusted Free Cash Flow attributable to BKV, and Adjusted Free Cash Flow Margin attributable to BKV. Such non-GAAP measures have been presented in this release for the comparative period have been calculated based on the updated definitions.
Adjusted Net Income (Loss) and Adjusted EPS
The Company defines Adjusted Net Income (Loss) as net income (loss) attributable to BKV before (i) non-cash derivative gains (losses), (ii) gains (losses) on contingent consideration liabilities, (iii) certain equity-based compensation expense, (iv) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods, (v) other nonrecurring transactions, and (vi) the tax impact on these adjustments using a 23% statutory rate. The Company defines Adjusted EPS as Adjusted Net Income (Loss) divided by diluted weighted average common shares outstanding.

We believe Adjusted Net Income (Loss) and Adjusted EPS are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form, capital structure, or one-time events. We exclude the items listed above from net income (loss) in arriving at Adjusted Net Income (Loss) and Adjusted EPS because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Our presentation of Adjusted Net Income (Loss) and Adjusted EPS should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted Net Income (Loss) and Adjusted EPS or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted Net Income (Loss) to net income, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
($ Thousands, except EPS)	2025	2024	2025	2024
Net income (loss) attributable to BKV	$104,572	$(59,697)	$25,906	$(98,282)
Adjustment to net income (loss) attributable to BKV:
Net unrealized derivative (gains) losses	(102,935)	38,957	31,050	79,100
Change in contingent consideration	—	524	—	(6,070)
Gain on sales of non-operated interest in proved reserves	—	(5,451)	—	(5,451)
Impairment of asset held for sale	—	—	2,446	—
Loss on early extinguishment of debt	—	13,877	—	13,877
Other nonrecurring transactions	9,730	—	11,285	—
Early settlement of derivative contracts (1)	—	—	—	(13,250)
Early settlements of derivative contracts related to the current period (2)	—	—	—	8,350
Total adjustments before taxes	(93,205)	47,907	44,781	76,556
Tax effect of adjustments	21,437	(11,019)	(10,300)	(17,608)
Total adjustments after taxes	(71,768)	36,888	34,481	58,948

Adjusted Net Income (Loss)	$32,804	$(22,809)	$60,387	$(39,334)

Adjusted Net Income (Loss) per basic share	$0.39	$(0.34)	$0.71	$(0.59)
Adjusted Net Income (Loss) per diluted share	$0.39	$(0.34)	$0.71	$(0.59)

Basic weighted-average shares of common stock outstanding	84,710	66,349	84,708	66,318
Add dilutive effects of TRSUs (3)	124	—	81	—
Add dilutive effects of PRSUs (3)	—	—	—	—
Diluted weighted-average common shares outstanding	84,834	66,349	84,789	66,318
_________________________________________________
(1) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(2) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(3) Net losses are prohibited from including potential common shares in the computation of diluted per share amounts. Therefore, we have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Income (Loss) per common share.

Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV

The Company defines Adjusted EBITDAX as net income (loss) before (i) non-cash derivative gains (losses), (ii) depreciation, depletion, amortization, and accretion, (iii) exploration and impairment expense, (iv) gains (losses) on contingent consideration liabilities, (v) interest expense, (vi) interest expense, related party, (vii) income tax benefit (expense), (viii) equity-based compensation expense, (ix) bargain purchase gains, (x) earnings (losses) from the Power JV, (xi) the portion of settlements paid (received) for early-terminated derivative contracts that relate to future periods and (xii) other nonrecurring transactions. Combined Adjusted EBITDAX attributable to BKV is defined as Adjusted EBITDAX less Adjusted EBITDAX attributable to noncontrolling interest plus BKV’s 50% proportionate share of Power JV Adjusted EBITDA. Adjusted EBITDAX attributable to noncontrolling interest is defined as C Squared Solutions, Inc.’s 42% proportionate share of Adjusted EBITDAX attributable to the CCUS JV for the applicable period.

The Company excludes the items listed above from Net Income (Loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Other companies, including other companies in our industry, may not use Adjusted EBITDAX or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV are supplemental non-GAAP financial measures that are used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our operating performance and results of operations from period to period and against our peers. We believe Adjusted EBITDAX, and Combined Adjusted EBITDAX attributable to BKV are useful performance measures because they allow us to effectively evaluate our operating performance and results of operations from period to period and against our peers, without regard to our financing methods, corporate form or capital structure.

The table below presents a reconciliation of Adjusted EBITDAX and Combined Adjusted EBITDAX attributable to BKV to net income (loss), our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
($ Thousands)	2025	2024	2025	2024
Net income (loss)	$104,735	$(59,697)	$26,069	$(98,282)
Add back (subtract):
Net unrealized derivative (gains) losses	(102,935)	38,957	31,050	79,100
Forward month gas settlement (1)	(7,216)	9,131	(3,219)	83
Depreciation, depletion, amortization, and accretion	38,138	59,391	78,201	111,650
Exploration and impairment expense	—	—	—	—
Change in contingent consideration	—	524	—	(6,070)
Interest expense	5,458	15,163	10,510	31,246
Interest expense, related party	—	1,879	—	3,852
Loss on early extinguishment of debt	—	13,877	—	13,877
Income tax expense (benefit)	27,895	(28,394)	(1,294)	(41,373)
Equity-based compensation expense	4,069	1,072	6,136	2,145
Gain on sales of non-operated interest in proved reserves	—	(5,451)	—	(5,451)
Impairment of asset held for sale	—	—	2,446	—
(Earnings) losses from the Power JV	(9,088)	15,253	497	22,960
Other nonrecurring transactions	9,730	—	11,285	—
Early settlement of derivative contracts (2)	—	—	—	(13,250)
Early settlements of derivative contracts related to the current period (3)	—	—	—	8,350
Adjusted EBITDAX	$70,786	$61,705	$161,681	$108,837
Less: Adjusted EBITDAX attributable to noncontrolling interest (4)	(305)	—	(305)	—
Plus: 50% Power JV Adjusted EBITDA (4)	17,740	13,141	27,529	23,393
Combined Adjusted EBITDAX Attributable to BKV	$88,221	$74,846	$188,905	$132,230
________________________________________________
(1) Natural gas derivative contracts settle and are realized in the month prior to the production covered by the contract. This adjustment removes the timing difference between the settlement date and the underlying production month that is hedged.
(2) Reflects total cash settlements during the period upon termination of certain natural gas commodity derivative swap and collar contracts prior to their contractual settlement date.
(3) When evaluating our operating performance and results of operations, early settlements of derivative contracts are “related to” the period that includes the underlying production month that was hedged. This adjustment removes the timing difference between the early termination date and the underlying production month that is hedged.
(4) Non-GAAP financial measure, see below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure in accordance with GAAP.
Adjusted EBITDAX Attributable to Noncontrolling Interest
We consolidate our noncontrolling interest in the CCUS JV. The table below reconciles the Adjusted EBITDAX attributable to noncontrolling interest to the net income (loss) attributable to noncontrolling interest, the most comparable financial measure in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
($ Thousands)	2025	2024	2025	2024
Net income (loss) attributable to noncontrolling interest	$163	$—	$163	$—
Add back (subtract):
Depreciation and amortization (1)	142	—	142	—
Adjusted EBITDAX attributable to noncontrolling interest	$305	$—	$305	$—
________________________________________________
(1) Depreciation and amortization represents C Squared Solutions, Inc.’s proportionate share of income of 42% in the CCUS JV for the three and six months ended June 30, 2025.
Adjusted Free Cash Flow, Adjusted Free Cash Flow Attributable to BKV, Adjusted Free Cash Flow Margin, and Adjusted Free Cash Flow Margin Attributable to BKV
We define Adjusted Free Cash Flow as net cash provided by (used in) operating activities, excluding cash paid for contingent consideration and changes in operating assets and liabilities, less total cash paid for capital expenditures (excluding leasehold costs and acquisitions). Adjusted Free Cash Flow attributable to BKV is defined as Adjusted Free Cash Flow less Adjusted EBITDAX attributable to noncontrolling interest, less capital expenditures attributable to noncontrolling interest, and plus net contributions from noncontrolling interest.

Adjusted Free Cash Flow is not a measure of net cash flow provided by or used in operating activities as determined by GAAP. Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is used by our management and other external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others to assess our ability to internally fund our capital program, service or incur additional debt and to pay dividends. We believe Adjusted Free Cash Flow is a useful liquidity measure because it allows us and others to compare cash flow provided by operating activities across periods and to assess our ability to internally fund our capital program (including acquisitions), to reduce leverage, fund acquisitions and pay dividends to our stockholders. We define Adjusted Free Cash Flow Margin as the ratio of Adjusted Free Cash Flow for any period to total revenues, excluding derivative gains and losses, for such period. We use this metric to assess our liquidity relative to our revenues. Adjusted Free Cash Flow Margin illustrates the efficiency with which the Company generates Adjusted Free Cash Flow. We define Adjusted Free Cash Flow Margin attributable to BKV as the ratio of Adjusted Free Cash Flow attributable to BKV for any period to total revenues attributable to BKV, excluding derivative gains and losses and the 42% proportionate share of Adjusted Free Cash Flow attributable to C Squared Solutions, Inc.’s noncontrolling interest in the CCUS JV. Adjusted Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) or net cash provided by (used in) operating activities determined in accordance with GAAP. Other companies, including other companies in our industry, may not use Adjusted Free Cash Flow or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

The table below presents our reconciliation of Adjusted Free Cash Flow and Adjusted Free Cash Flow attributable to BKV to net cash provided by operating activities, our most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
($ Thousands)	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$76,163	$(9,469)	$98,783	$9,782
Cash paid for contingent consideration (1)	—	—	20,000	20,000
Change in operating assets and liabilities	(11,783)	40,521	9,065	68,396
Cash paid for capital expenditures (excl. leasehold costs, acquisitions)	(66,295)	(11,747)	(123,669)	(31,608)
Adjusted Free Cash Flow (2)	$(1,915)	$19,305	$4,179	$66,570
Add back (subtract):
Adjusted EBITDAX attributable to noncontrolling interest	(305)	—	(305)	—
Capital expenditures attributable to noncontrolling interest	—	—	—	—
Net contributions from (distributions to) noncontrolling interest	4,353	—	4,353	—
Adjusted Free Cash Flow attributable to BKV (2)	$2,133	$19,305	$8,227	$66,570
Total revenue, excluding derivative gains and losses	209,836	143,684	440,847	299,277
Adjusted Free Cash Flow Margin (2)	(0.9)%	13.4%	0.9%	22.2%
Total revenue attributable to BKV, excluding derivative gains and losses, and the 42% proportionate share of revenue from the noncontrolling interest in CCUS JV	$209,075	$143,684	$440,086	$299,277
Adjusted Free Cash Flow Margin attributable to BKV (2)	1.0%	13.4%	1.9%	22.2%
__________________________________________
(1) Cash paid for contingent consideration is included as a deduction to arrive at net cash provided by (used in) operating activities and therefore, is added back for the purpose of computing Adjusted Free Cash Flow.
(2) The early termination of derivative contracts increased Adjusted Free Cash Flow by $13.3 million for the six months ended June 30, 2024. In addition, Adjusted Free Cash Flows decreased by $16.2 million for the six months ended June 30, 2025 due to the net premium paid of $16.2 million from the purchase of a put option, and increased by $23.5 million for the six months ended June 30, 2024 due to the net premium received of $23.5 million from the sale of a call option.
Power JV Adjusted EBITDA
We define Power JV Adjusted EBITDA as net income (loss) of the Power JV before (i) unrealized derivative gains/losses, (ii) depreciation and amortization, and (iii) interest expense.

The items listed above are excluded from the Power JV’s net income (loss) in arriving at Power JV Adjusted EBITDA because these amounts can vary substantially from company to company within the power industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Power JV Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Other companies, including other companies in the power industry, may not use Adjusted EBITDA or may calculate this measure differently than as presented in this release, limiting its usefulness as a comparative measure.

Power JV Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by our management and external users of our consolidated financial statements, such as industry analysts, investors, lenders, rating agencies and others to more effectively evaluate our and the Power JV’s operating performance and results of operations from period to period and against our peers. We believe our investment in the Power JV is a strategic differentiator for BKV’s integrated energy solutions model. Investors in BKV may be interested in the results of the Power JV and the respective impact to BKV’s financial results. We believe Power JV Adjusted EBITDA is a useful performance measure because it allows us to effectively evaluate the Power JV’s operating performance and results of operations from period to period and against peers, without regard to financing methods, corporate form or capital structure.

The table below presents our reconciliation of Power JV Adjusted EBITDA to the Power JV’s net income (loss), the most directly comparable GAAP financial measure for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
($ Thousands)	2025	2024	2025	2024
Net income (loss)	$18,176	$(30,506)	$(994)	$(45,920)
Add back (subtract):
Unrealized derivative (gains) losses	(8,181)	28,953	4,868	36,805
Depreciation and amortization	9,536	9,067	19,163	18,952
Interest expense	15,949	18,768	32,022	36,949
Power JV Adjusted EBITDA	$35,480	$26,282	$55,059	$46,786

50% Power JV Adjusted EBITDA (BKV’s proportionate share)	$17,740	$13,141	$27,529	$23,393